As filed with the Securities and Exchange Commission on July 3, 2017
Registration No. 333-171598
Registration No. 333-195778
Registration No. 333-210290

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO
FORM S-3 REGISTRATION STATEMENT NO. 333-171598
POST-EFFECTIVE AMENDMENT NO. 1 TO
FORM S-3ASR REGISTRATION STATEMENT NO. 333-195778
POST-EFFECTIVE AMENDMENT NO. 1 TO
FORM S-3ASR REGISTRATION STATEMENT NO. 333-210290
UNDER
THE SECURITIES ACT OF 1933

DELEK US HOLDINGS, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	52-2319066 (I.R.S. Employer Identification Number)

7102 Commerce Way Brentwood, Tennessee 37027 (615) 771-6701
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Name, address, including zip code, and telephone number, including area code, of agent for service:	Copy of communications to:

Ezra Uzi Yemin, President and Chief Executive Officer Delek US Holdings, Inc. 7102 Commerce Way Brentwood, Tennessee 37027 (615) 771-6701	Manuel G. Rivera, Esq. Norton Rose Fulbright US LLP 1301 Avenue of the Americas New York, New York 10019 (212) 318-3296

Approximate date of commencement of proposed sale to the public: Not applicable. Removal from registration of securities that were not sold pursuant to the registration statements identified above.
If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: ☐
If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: ☐
If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐
If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer”, “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.
Large accelerated filer ☒                Accelerated filer ☐
Non-accelerated filer ☐ (Do not check if a smaller reporting company)        Smaller reporting company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of Securities Act.  ☐

DEREGISTRATION OF SECURITIES
These Post-Effective Amendments relate to the following Registration Statements on Form S-3 and Form S-3ASR (collectively, the “Registration Statements”), filed by Delek US Holdings, Inc., a Delaware corporation (now named Delek US Energy, Inc.) (“Delek”), with the Securities and Exchange Commission (the “SEC”):

•
Registration Statement on Form S-3 (No. 333-171598), originally filed with the SEC on January 7, 2011, pertaining to the registration of the offer and sale from time to time up to 39,736,432 shares of common stock, par value $0.01 per share, of Delek (“Delek Common Stock”);

•
Registration Statement on Form S-3ASR (No. 333-195778), originally filed with the SEC on May 7, 2014, pertaining to the registration of the offer and resale from time to time of up to 15,036,432 shares of Delek Common Stock by the selling stockholder named therein; and

•
Registration Statement on Form S-3ASR (No. 333-210290), originally filed with the SEC on March 18, 2016, pertaining to the registration of the offer and sale by Delek from time to time of an unspecified number of shares of Delek Common Stock and the offer and resale by one or more selling stockholders to be named in a prospectus supplement of an unspecified number of shares of Delek Common Stock from time to time.

On January 2, 2017, Delek entered into an Agreement and Plan of Merger with Alon USA Energy, Inc., a Delaware corporation (“Alon”), Delek Holdco, Inc., a Delaware corporation and wholly owned subsidiary of Delek (“Holdco”), Dione Mergeco, Inc., a Delaware corporation and wholly owned subsidiary of Holdco (“Delek Merger Sub”), and Astro Mergeco, Inc., a Delaware corporation and wholly owned subsidiary of Holdco (“Astro Merger Sub”), as amended by the First Amendment to Agreement and Plan of Merger, dated as of February 27, 2017, and the Second Amendment to Agreement and Plan of Merger, dated as of April 21, 2017 (collectively, the “Merger Agreement”). Pursuant to the Merger Agreement, Certificates of Amendment and Certificates of Merger filed with the Secretary of State of the State of Delaware on June 30, 2017, (i) Delek was renamed “Delek US Energy, Inc.” and Holdco was renamed “Delek US Holdings, Inc.”; (ii) Delek Merger Sub merged with and into Delek (the “Delek Merger”), with Delek surviving as a wholly owned subsidiary of Holdco; and (iii) Astro Merger Sub merged with and into Alon (the “Alon Merger” and together with the Delek Merger, the “Mergers”), with Alon surviving as a direct and indirect wholly owned subsidiary of Holdco. The Mergers were effective as of July 1, 2017.
As a result of the Mergers, Delek has terminated any and all offerings of Delek’s securities pursuant to its existing registration statements under the Securities Act of 1933, as amended, including the Registration Statements. In accordance with the undertakings made by Delek in the Registration Statements to remove from registration, by means of a post-effective amendment, any of the securities that had been registered for issuance but unsold at the termination of the offering, Delek hereby removes all of such securities of Delek registered but unsold under any of the Registration Statements, if any. Each Registration Statement is hereby amended, as appropriate, to reflect the deregistration of such securities. In that regard, and for the avoidance of doubt, any selling stockholders of Delek under the Registration Statements no longer own any shares of Delek Common Stock as a result of the Mergers.

SIGNATURES
Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused these Post-Effective Amendments to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Brentwood, in the State of Tennessee, on this 3rd day of July, 2017.
DELEK US HOLDINGS, INC.

By:        /s/ Kevin Kremke
Kevin Kremke
Executive Vice President and Chief Financial Officer
No other person is required to sign these Post-Effective Amendments to the Registration Statements on Form S-3 in reliance on Rule 478 of the Securities Act of 1933, as amended.